Exhibit 99.2

MabVax Therapeutics Raises $3 Million In Common Stock Financing And An Additional $1.5 Million Upon Exercise Of Series C-1 Warrants

San Diego, CA, July 9, 2014 – MabVax Therapeutics, Inc., a privately held cancer immunotherapy company has closed a $3 Million common stock financing. MabVax entered into a securities purchase agreement with accredited investors for the sale of $3.0 million in a private placement of common stock of MabVax, which was completed prior to the closing of the merger with Telik, Inc. Investors paid $2.59 per share of MabVax common stock and will receive approximately 2.23 shares of Telik common stock for each share of MabVax common stock following consummation of the merger. H.C. Wainwright & Co., LLC, Palladium Capital Advisors LLC Securities Inc. and Dawson James Securities assisted as placement agents in the transaction.

On July 7th, investors in the Series C Preferred Stock financing that closed in February of this year exercised warrants to purchase additional shares of MabVax Series C Preferred Stock. Total proceeds from the exercise of the C-1 warrants were $1.5 Million.

David Hansen, President and CEO of MabVax, said, “These follow-up transactions prior to the anticipated merger with Telik will help us continue to finance our lead monoclonal antibody product, 5B1, and our clinical stage cancer vaccine programs. We hope to see several of our programs achieve significant milestones in the next 24 to 30 months.”

About MabVax Therapeutics, Inc.

MabVax Therapeutics, Inc. is a clinical stage biotechnology company focused on the development of vaccine and antibody-based therapies to address unmet medical needs in the treatment of cancer. MabVax has discovered a pipeline of human monoclonal antibody products based on the protective immune responses generated by patients who have been immunized against targeted cancers. Its therapeutic vaccines were developed at Memorial Sloan-Kettering Cancer Center and are exclusively licensed to MabVax. Since inception, the company has raised a total of $18.7 million in venture funding and has been awarded $6 million in National Institutes of Health (“NIH”) funding.

Additional information is available at www.mabvax.com.

Forward Looking Statements

This press release contains “forward-looking statements” regarding matters that are not historical facts, including statements relating to the merger transaction between Telik and MabVax, approval of the transactions by Telik’s stockholders, the ability of the parties to satisfy other closing conditions, MabVax’s expectations regarding the

11588 Sorrento Valley Road, Suite 20, San Diego, CA 92121 p: 858-259-9405 f: 858-792-7033
website: www.mabvax.com	email: dhansen@mabvax.com

timing and availability of results from its clinical trials, the timing of commencement of manufacturing MabVax’s clinical trial supplies and additional clinical trials, and the safety and effectiveness of each company’s drug, vaccine, and antibody-based therapies. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “anticipates,” “plans,” “expects,” “intends,” “will,” “potential,” “hope” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of Telik and MabVax and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to Telik may be found in Telik’s periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its annual report on Form 10-K for the fiscal year ended December 31, 2013. The parties do not undertake any obligation to update forward-looking statements contained in this press release.

Non-Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed transaction between MabVax and Telik, The Company will file relevant materials with the Securities and Exchange Commission (the “SEC”), including a Current Report on Form 8-K which will be available at or about the time of this press release. INVESTORS AND SECURITY HOLDERS OF TELIK ARE URGED TO READ THE 8-K AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the 8-K and other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Telik will also be available free of charge on Telik’s website at www.telik.com.. These documents can be obtained free of charge from the sources indicated above.

Contact:

David Hansen

President and CEO

11588 Sorrento Valley Road, Suite 20

San Diego, CA 92121

858-259-9405

dhansen@mabvax.com

11588 Sorrento Valley Road, Suite 20, San Diego, CA 92121 p: 858-259-9405 f: 858-792-7033
website: www.mabvax.com	email: dhansen@mabvax.com